Exhibit 4.1

LEVEL 3 COMMUNICATIONS, INC.,

as Issuer,

and

THE BANK OF NEW YORK,

as Trustee

Supplemental Indenture

Dated as of March 6, 2007

10 3/4% Senior Euro Notes Due 2008

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 6, 2007, between LEVEL 3 COMMUNICATIONS, INC., a Delaware corporation (the “Issuer”), and THE BANK OF NEW YORK, a New York banking corporation (the “Trustee”), as Trustee under the Indenture (as hereinafter defined).

WHEREAS, the Issuer and the Trustee have as of February 29, 2000 entered into an Indenture (the “Indenture”), providing for the issuance by the Issuer from time to time of its 10 3/4% Senior Euro Notes Due 2008 (the “Securities”);

WHEREAS, Section 902 of the Indenture provides, among other things, that the Issuer and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities, may enter into one or more supplemental indentures for the purpose of adding provisions to or changing or eliminating certain of the provisions of the Indenture;

WHEREAS, the Issuer has received the written consents of the Holders of a majority of the aggregate principal amount of the Outstanding Securities to amend the Indenture as provided herein and enter into this Supplemental Indenture;

WHEREAS, the Issuer desires to enter into this Supplemental Indenture, and has duly authorized the execution and delivery of this Supplemental Indenture to modify the Indenture;

WHEREAS, concurrent with the execution hereof, the Issuer has delivered to the Trustee an Officers’ Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel; and

WHEREAS, all conditions and requirements of the Indenture necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE:

For and in consideration of the mutual premises and agreements herein contained, the Issuer and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I.

EFFECTIVENESS AND EFFECT

Section 1.1 Effectiveness and Effect.

This Supplemental Indenture shall take effect on the date hereof, provided, however, that the amendments provided for in Article Two hereof shall only become operative if an aggregate principal amount of Securities exceeding €24,866,500 is accepted by the Issuer for payment on the Initial Payment Date (as defined in that certain Offer to Purchase and Consent Solicitation Statement of the Issuer, dated February 20, 2007), and such amendments provided for in Article Two hereof shall have no force or effect prior to the operative time specified in this Section. Subject to the foregoing, the provisions set forth in this Supplemental Indenture shall be deemed to be, and shall be construed as part of, the Indenture. All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as amended by this Supplemental Indenture. Except as amended hereby, the Indenture shall remain in full force and effect.

ARTICLE II.

AMENDMENT OF THE INDENTURE

Section 2.1 Deletion of Definitions and Related References

Section 101 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Section 2.2 of this Supplemental Indenture.

Section 2.2 Amendments to Indenture.

The Indenture is hereby amended by deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety and replacing each such section with the term “INTENTIONALLY OMITTED”:

Section 1004 (Corporate Existence);

Section 1005 (Maintenance of Properties);

Section 1006 (Insurance);

Section 1007 (Reports);

Section 1008 (Statement by Officers as to Default);

Section 1010 (Limitation on Consolidated Debt);

Section 1011 (Limitation on Debt of Restricted Subsidiaries);

Section 1012 (Limitation on Restricted Payments);

Section 1013 (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries);

Section 1014 (Limitation on Liens);

Section 1015 (Limitation on Sale and Leaseback Transactions);

Section 1016 (Limitation on Asset Dispositions);

Section 1017 (Limitation on Issuance and Sales of Capital Stock of Restricted Subsidiaries);

Section 1018 (Transactions with Affiliates);

Section 1019 (Limitation on Designations of Unrestricted Subsidiaries);

Section 501(4), (6) and (7) (Events of Default); and

Section 801(3) and (4) (Company May Consolidate, etc., Only on Certain Terms).

ARTICLE III.

MISCELLANEOUS

Section 3.1 Counterparts.

This Supplemental Indenture may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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Section 3.2 Severability.

In the event that any provision in this Supplemental Indenture shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.3 Headings.

The article and section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.4 Successors and Assigns.

Any covenants and agreements in this Supplemental Indenture by the Issuer and the Trustee shall bind their successors and assigns, whether so expressed or not.

Section 3.5 Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

Section 3.6 Effect of Supplemental Indenture.

Except as amended by this Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force and effect.

Section 3.7 Trustee.

The Issuer hereby acknowledges and agrees to comply with its reporting obligations under the Trust Indenture Act of 1939. The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Issuer, and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Supplemental Indenture, and the Trustee makes no representation with respect thereto.

Section 3.8 Endorsement and Change of Form of Securities.

Any Securities authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of March 6, 2007, certain restrictive covenants of the Indenture and certain of the Events of Default have been eliminated, as provided in the Supplemental Indenture, dated as of March 6, 2007. Reference is hereby made to said Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 3.9 Definitions.

Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

LEVEL 3 COMMUNICATIONS, INC.

By:	/s/ Sunit S. Patel
Name:	Sunit S. Patel
Title:	Group Vice President and Chief Financial Officer

THE BANK OF NEW YORK, as Trustee

By:	/s/ Hernan Lopez
Name:	Hernan Lopez
Title:	Assistant Vice President